SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PUTNAM MUNICIPAL OPPORTUNITIES TRUST

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if other than Registrant)

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May 9, 2011

Dear Shareholder:

As the May 25, 2011 annual meeting of Putnam Municipal Opportunities Trust (PMO) rapidly approaches, shareholders to date have registered a powerful endorsement of PMO’s Trustees and Putnam, while rejecting the self-serving agenda of Karpus Management, Inc. (Karpus).

Vote PMO’s WHITE card — do not vote Karpus’s green dissident card.

Karpus cannot be trusted to fairly promote the interests of all shareholders, as its interests are fundamentally inconsistent with yours. Karpus even recently issued a self-serving threat to depress the value of your investment if its proxy solicitation fails:

“[s]hould Karpus be unsuccessful, [it] may have to sell [its] shares in the market, which could depress the price and cause the discount to widen.”

Would you want to support an organization that uses this kind of coercive tactic? Also, just because Karpus threatens to sell shares if it loses the proxy fight does not mean it will actually do so. Indeed, after shareholders rejected Karpus’s takeover efforts in 2010, Karpus bought more shares.

Your fund is in good hands.

• Your current Trustees are highly qualified fiduciaries and have a track record of independence and of promoting the interests of all shareholders.

• Putnam is a leading global money manager that ranked in the top quartile of the Barron’s/Lipper survey of mutual fund families for investment performance in 2010. Putnam ranked #1 in the same survey for 2009.

• In Putnam’s hands, PMO has outperformed its Lipper peer group average at net asset value (NAV) over the 1-, 5-, and 10-year periods ended March 31, 2011.

• Common shareholders continue to benefit from the fund’s leveraged, closed-end structure. Moreover, the common share trading discount to NAV has narrowed to as low as -1.00% during 2010–2011.

(over, please)

What Karpus is not telling you about why it is seeking control of your fund:

• As a closed-end fund arbitrageur, Karpus invested significantly in PMO in an effort to exploit a possible merger. Karpus more than tripled its position in your fund between September 30, 2008 and June 30, 2009, a period during which it was announced, subject to market conditions and other factors, that PMO would be merged into a comparable open-end Putnam fund.

• Karpus’s investment strategy was foiled by unprecedented market conditions. Efforts to complete PMO’s merger were first suspended in January 2009 due to unprecedented and unforeseen market conditions, and then cancelled in June 2009 following a reappraisal of the merits of the merger in light of the changed market circumstances. The wisdom of canceling the merger has been validated by PMO’s significant outperformance since January 1, 2009, when compared with the Putnam fund into which it would have merged in early 2009.

• Rather than simply sell its position, Karpus then decided to “double down.” Karpus apparently decided to pursue a power-play strategy by increasing its common share position by an additional 42% between June 2009, when the merger was canceled, and December 31, 2009. Karpus was seeking to strengthen its hand in pursuing a liquidity event from your fund’s board or in pursuing control of your fund — either of which would have allowed Karpus to profit at your expense.

• You should not have to foot the bill to bail out Karpus. Karpus’s power play failed in 2010 when shareholders rejected it. This year again, Karpus wants to be bailed out of its failed investment strategy. Karpus’s agenda is to achieve a liquidity event for PMO, such as a merger, an open-ending, or a liquidation. Such an event would undo the closed-end structure that has served you well, and could impose significant transaction costs and a higher operating expense ratio on you.

Do not submit to Karpus’s agenda. Fight back and vote PMO’s WHITE card to protect your investment. If you have given a green dissident proxy to Karpus, there is still time to revoke it by voting PMO’s WHITE card.

For questions about voting, please call 1-800-780-7316. We thank you for your patient attention to these matters.

Sincerely,